Exhibit 10.1

REVOLVING CREDIT LOAN AGREEMENT

executed by and between

BREEZE-EASTERN CORPORATION,

as the Borrower

AND

BANK OF AMERICA, N.A.,

as the Bank

Dated: August 26, 2013

-i-

	7.6	Financial Information.	14
	7.7	Lawsuits.	14
	7.8	Permits, Franchises.	14
	7.9	Other Obligations.	14
	7.10	Tax Matters.	15
	7.11	No Default.	15
	7.12	Insurance.	15
	7.13	ERISA Plans.	15
	7.14	Subsidiaries; Equity Interests.	16

8.	COVENANTS		16
	8.1	Use of Proceeds.	16
	8.2	Financial Information.	16
	8.3	Tangible Net Worth.	17
	8.4	Funded Debt -to- EBITDA Ratio.	18
	8.5	Interest Coverage Ratio.	18
	8.6	Capital Expenditures.	18
	8.7	Dividends and Distributions.	19
	8.8	Bank as Principal Depository.	19
	8.9	Other Debts and Guaranties.	19
	8.10	Other Liens.	20
	8.11	Maintenance of Assets.	20
	8.12	Investments.	20
	8.13	Loans.	21
	8.14	Loans to Officers or Affiliates.	21
	8.15	Additional Negative Covenants.	21
	8.16	Notices to Bank.	22
	8.17	Insurance.	22
	8.18	Compliance with Laws.	22
	8.19	Books and Records.	22
	8.20	Audits.	22
	8.21	Guarantors.	23
	8.22	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.	23
	8.23	Cooperation.	23

9.	HAZARDOUS SUBSTANCES		23
	9.1	Indemnity Regarding Hazardous Substances.	23
	9.2	Compliance Regarding Hazardous Substances.	23
	9.3	Notices Regarding Hazardous Substances.	24
	9.4	Definition of Hazardous Substances.	24
	9.5	Continuing Obligation.	24

10.	DEFAULT AND REMEDIES		24
	10.1	Failure to Pay.	24
	10.2	Cross-Default under other Agreements with the Bank.	24

-ii-

	10.3	Cross-Default under Agreements with other Creditors.	25
	10.4	False Information.	25
	10.5	Bankruptcy.	25
	10.6	Receivers.	25
	10.7	Judgments.	25
	10.8	Material Adverse Change.	25
	10.9	ERISA Plans.	25
	10.10	Change of Control.	25
	10.11	Contract Programs.	26
	10.12	Breach of Financial Covenants.	26
	10.13	Other Breach Under Agreement.	26

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS		26
	11.1	GAAP; Changes in GAAP.	26
	11.2	Governing Law.	27
	11.3	Successors and Assigns.	27
	11.4	Dispute Resolution Provision.	27
	11.5	Severability; Waivers.	28
	11.6	Attorneys’ Fees.	29
	11.7	Set-Off.	29
	11.8	One Agreement.	29
	11.9	Indemnification.	30
	11.10	Notices.	30
	11.11	Headings.	30
	11.12	Counterparts.	30
	11.13	Borrower Information; Reporting to Credit Bureaus.	30
	11.14	Limitation of Interest and Other Charges.	31

EXHIBITS AND SCHEDULES

Exhibit “A”	Form of Notice of Borrowing
Exhibit “B”	Form of Compliance Certificate

Schedule 7.14	Subsidiaries and Other Equity Investments

-iii-

REVOLVING CREDIT LOAN AGREEMENT

THIS REVOLVING CREDIT LOAN AGREEMENT (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as this “Agreement”), is made this 26th day of August, 2013, by and between

BREEZE-EASTERN CORPORATION, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having an office located at 35 Melanie Lane, Whippany, New Jersey 07981 (hereinafter referred to as the “Borrower”),

AND

BANK OF AMERICA, N.A., a national banking association duly organized and validly existing under the laws of the United States of America, having an office located at 750 Walnut Avenue, Cranford, New Jersey 07016 (hereinafter referred to as the “Bank”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Bank, and the Bank has agreed, pursuant to the terms, conditions, and provisions of this Agreement and the other documents to be executed in connection herewith, to make available to the Borrower, an unsecured revolving credit loan facility in the initial maximum principal amount of up to $20,000,000.00 for the Borrower’s for working capital, acquisitions, and the payment of special dividends, including a sublimit of up to $8,000,000.00 for standby and commercial letters of credit (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as “Loan Facility”).

1.	REVOLVING CREDIT LOAN AMOUNT AND TERMS

1.1	Revolving Credit Loan Maximum Principal Amount.

(a)	During the availability period described in Section 1.2 below, the Bank will make available advances under the Loan Facility in accordance with the terms, conditions, and provisions of this Agreement. Subject to the terms, conditions, and provisions of Section 1.1(d) below, the initial maximum principal amount of the Loan Facility (hereinafter, as said maximum principal amount may be increased in accordance with the terms, conditions, and provisions of Section 1.1(d) below, referred to as the “Commitment”) is Twenty Million and 00/100 ($20,000,000.00) Dollars.

(b)	This is a revolving credit loan facility. During the availability period described in Section 1.2 below, the Borrower may repay or prepay principal amounts outstanding under the Loan Facility and reborrow them at any time and from time to time.

(c)	The Borrower agrees not to permit the sum of (i) the principal balance outstanding under the Loan Facility plus (ii) the aggregate stated amount of all letters of credit issued hereunder (together with any amounts drawn thereunder and not repaid by the Borrower in accordance with the requirements of this Agreement), to exceed the Commitment at any time. If the Borrower exceeds the Commitment, the Borrower shall immediately repay such excess to the Bank upon the Bank’s demand.

(d)

Provided there exists no default hereunder, upon written notice to the Bank, the Borrower may make up to five (5) separate requests to increase the Commitment to an amount not to exceed $35,000,000.00; provided that each such request for an increase must be in a minimum amount of at least $2,500,000.00. The Bank shall have a period of thirty (30) days from its receipt of such request in which to respond to such request, and any such decision by the Bank in response to such request shall be made in the Bank’s sole and absolute discretion, and the Bank shall be under no obligation to increase the Commitment. If the Bank agrees to increase the Commitment in accordance with this Section 1.2(d), then, as a condition precedent to such increase, the Borrower shall deliver to the Bank (i) a certificate signed by the Borrower (1) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (2) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no default exists hereunder, and (ii) such other documentation evidence or effectuating such increase as the Bank may require.

1.2	Availability Period.

(a)	The line of credit is available between the date of this Agreement and August , 2018 (hereinafter referred to as the “Maturity Date”), or such earlier date as the availability under the Loan Facility may terminate as provided in this Agreement (hereinafter referred to as the “Expiration Date”).

(b)	Whenever the Borrower desires to borrow under the Loan Facility, the Borrower shall deliver to the Bank a written notice in the form of Exhibit “A” attached hereto and made a part hereof (hereinafter referred to as a “Notice of Borrowing”) no later than 12:00 Noon (New York, New York time) at least (i) two “London Banking Days” (as such term is defined in Section 1.5 below) prior to the date of the proposed borrowing, in the case of a borrowing at the “LIBOR Fixed Rate Option” (as such term is used and defined in Section 1.4(a)(i) below) or (ii) one “Banking Day” (as such term is defined in Section 1.5 below) prior to the date of the proposed borrowing, in the case of a borrowing at the “LIBOR Daily Floating Rate Option” (as such term is used and defined in Section 1.4(a)(ii) below). Each Notice of Borrowing shall specify (1) the proposed borrowing date (which shall be a Banking Day), (2) the amount of the proposed borrowing, which shall not be less than $100,000.00, (3) the desired interest rate option, and (4) if applicable, the desired “Interest Period” (as such term is defined in Section 1.5 below).

1.3	Repayment Terms.

(a)	The Borrower shall pay interest only on all amounts advanced hereunder at an interest rate in accordance with the terms, conditions, and provisions of Section 1.4 below, on each “Interest Payment Date” (as such term is hereinafter defined) until the required payment in full of all principal outstanding under the Loan Facility on the Maturity Date. For the purposes of this Agreement, the term “Interest Payment Date” shall mean (i) for any advance under the Loan Facility bearing interest at the LIBOR Fixed Rate Option, the last day of each Interest Period; provided, however, that if any Interest Period exceeds three (3) months, the date that is three (3) months after the beginning of such Interest Period shall also be an Interest Payment Date, and (ii) for any advance under the Loan Facility bearing interest at the LIBOR Daily Floating Rate Option, the first (1st) day of each month.

(b)	The Borrower shall repay in full all principal, unpaid accrued interest, fees, costs, or other charges outstanding under the Loan Facility on the Expiration Date.

1.4	Interest Rate Options.

(a)	All advances hereunder shall bear interest computed daily on the outstanding principal balance thereof from the date when made until paid in full at one of the two (2) interest rate options set forth below, as selected by the Borrower in the Notice of Borrowing applicable to such advance. Subject to the terms, conditions and provisions of this Agreement, the Borrower may select different options to apply simultaneously to different portions of the Loan Facility. The aggregate number of funding segments applicable to the Loan Facility at any time which bear interest at the LIBOR Fixed Rate Option shall not exceed six (6).

Interest Rate Options for all Revolving Credit Loans:

(i) LIBOR Fixed Rate Option. A fluctuating interest rate per annum (fixed during the applicable Interest Period only) equal to (1) the “LIBOR Fixed Rate” (as such term is defined in Section 1.5 below) plus (2) the “Applicable Rate” (as such term is defined in Section 1.6 below). The Bank shall give prompt notice to the Borrower of the LIBOR Fixed Rate, determined or adjusted in accordance with the provisions hereof, which determination or adjustment shall be conclusive (absent manifest error) if made by the Bank in good faith; or

(ii) LIBOR Daily Floating Rate Option: A fluctuating interest rate per annum for each day equal to (1) the “LIBOR Daily Floating Rate” (as such term is defined in Section 1.5 below), in effect from time to time (such interest rate to change immediately upon any change in the LIBOR Daily Floating Rate), plus (2) the Applicable Rate.

Notwithstanding subsections (a) and (b) above and Section 5.6 below, all agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever (whether by reason of acceleration of the Maturity Date of the Loan Facility evidenced hereby or otherwise), shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum rate permitted by applicable usury laws in the State of New Jersey.

1.5	Applicable Interest Rate Definitions. For the purposes of this Agreement, the following definitions shall apply:

(a)	“Banking Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the State of New Jersey, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.

(b)	“Interest Period” shall mean one or more periods of time during which the Borrower may select, convert to or continue an advance of proceeds of the Loan Facility, such funding period to be either a one (1) month, two (2) month, or three (3) month period, all subject to availability and all as more fully subject to the provisions of this Agreement. The first day of any Interest Period must be London Banking Day. The last day of any Interest Period and the actual number of days during said Interest Period will be determined by the Bank using the practices of the London inter-bank market.

(c)

“LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest which can change on each Banking Day. The rate will be adjusted on each Banking Day to equal the British Bankers Association LIBOR Rate (or any successor thereto approved by the Bank if the British Bankers Association is no longer making a LIBOR rate available) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the LIBOR Rate as published by Reuters (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole and absolute discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank.

(d)	“LIBOR Fixed Rate” shall mean, with respect to any Interest Period, a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (or any successor thereto approved by the Bank if the British Bankers Association is no longer making a LIBOR rate available), as published by Reuters (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equal to such Interest Period, as adjusted from time to time in the Bank’s sole and absolute discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.

(e)	“London Banking Day” shall mean a day on which banks in London are open for business and dealing in offshore dollars.

1.6	Applicable Rate.

“Applicable Rate” shall mean, from time to time, the following percentages per annum, based upon the Borrower’s “Funded Debt -to- EBITDA Ratio” (as such term is defined in the “Covenants” section of this Agreement), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in said Covenants section. Until the Bank receives the first compliance certificate or financial statement, the Applicable Rate shall be the amounts indicated for Pricing Level 1 set forth below:

Applicable Rate

(in percentage points per annum)

Pricing Level	Funded Debt -to- EBITDA Ratio	Applicable Interest Rate (Loan Advances)	Unused Commitment Fee	Standby L/C Issuance Fee
1	< 1.50 -to- 1.0	0.90%	0.125%	0.90%

2	≥ 1.50 -to- 1.0 but < 2.00 -to- 1.0	1.375%	0.125%	1.375%

3	≥ 2.00 -to- 1.0 but ≤ 2.50 -to- 1.0	1.75%	0.125%	1.75%

4	> 2.50 -to- 1.0	1.75%*	0.125%*	1.75%

*	Unless the Default Rate is applicable.

The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Rate from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be Pricing Level 3 set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Funded Debt -to- EBITDA Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.

1.7	Letters of Credit.

(a)	During the availability period described in Section 1.2 above, at the request of the Borrower, the Bank will issue:

(i)	Commercial letters of credit with a maximum maturity of one (1) year but not to extend beyond the Maturity Date unless adequate cash collateral is provided to the Bank. Each commercial letter of credit will require drafts payable at sight.

(ii)	Standby letters of credit with a maximum maturity of one (1) year but not to extend beyond the Maturity Date unless adequate cash collateral is provided to the Bank. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)	The amount of all letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit and the face amount of all outstanding acceptances) may not exceed Eight Million and 00/100 ($8,000,000.00) Dollars (hereinafter referred to as the “Letter of Credit Sublimit”).

(c)	In calculating the principal amount outstanding under the Commitment for any purpose hereunder, any such calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The Borrower agrees:

(i)	Any sum drawn under a letter of credit shall be immediately due and payable to the Bank without notice from the Bank unless the Borrower requests that said amount be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement which remains uncured after any applicable grace or notice and opportunity to cure periods, to immediately post adequate cash collateral with the Bank as additional cash collateral security for any outstanding letters of credit.

(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)	To pay the Bank on the date of the issuance of each standby letter of credit and on the date of each anniversary thereafter so long as said standby letter of credit remains outstanding, a non-refundable letter of credit fee equal to (1) the Applicable Rate per annum multiplied by (2) the outstanding stated amount of said standby letter of credit.

(viii)	To pay the Bank on the date of the issuance of each commercial letter of credit, a non-refundable fronting fee equal to (1) two percent (2.0%) per annum multiplied by (2) the outstanding stated amount of said commercial letter of credit.

(ix)	In addition, the Borrower shall pay to the Bank the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to both standby and commercial letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. Such customary fees and standard costs and charges include, without limitation, as of the date hereof, the following: (1) issuance fee: $250.00; (2) courier/SWIFT fee: $30.00 -to- $75.00; (3) amendment fee: $200.00; and (4) auto-extend fee (with respect to standby letters of credit only): $200.00.

(x)	With respect to any letters of credit which, at the Bank’s sole option, are permitted to remain outstanding and undrawn beyond the Maturity Date, to, at such time as the Bank may request, deposit in a cash collateral account with the Bank an amount equal to the outstanding undrawn face amount of such letters of credit or provide the Bank with such other additional collateral as shall be reasonably acceptable to the Bank. The Borrower hereby grants to the Bank a security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit, and the unused portion thereof after all such letters of credit shall have expired or been fully drawn upon, if any, shall be applied to repay the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may, in its sole and absolute discretion, from time to time elect. After all such letters of credit shall have expired or been fully drawn upon, all commitments to make loans under this Agreement have terminated and all other obligations and liabilities of the Borrower to the Bank have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other person as may be lawfully entitled thereto.

2.	ADDITIONAL INTEREST RATE PROVISIONS.

2.1	LIBOR Fixed Rate.

The election of the LIBOR Fixed Rate Option shall be subject to the following terms and requirements:

(a)	Each advance bearing interest at the LIBOR Fixed Rate Option will be for an amount not less than One Hundred Thousand and 00/100 ($100,000.00) Dollars.

(b)	The Bank will have no obligation to accept an election for the LIBOR Fixed Rate Option if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the Interest Period, of any advance with respect to which the Borrower has elected the LIBOR Fixed Rate Option to apply are not available in the London inter-bank market;

(ii)	the LIBOR Fixed Rate does not accurately reflect the cost of funding an advance at the LIBOR Fixed Rate Option; or

(iii)	adequate and reasonable means do not exist for determining the LIBOR Fixed Rate for any requested Interest Period.

(c)	Each prepayment of an advance bearing interest at the LIBOR Fixed Rate Option, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described in subsection (d) below (hereinafter referred to as the “Prepayment Fee”). A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(d)	The Prepayment Fee is intended to compensate the Bank for the funding costs of the prepaid credit, if any. The Prepayment Fee will be determined by calculating the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the “Reinvestment Rate” (as such term is hereinafter defined). The calculation of the Prepayment Fee is defined more fully below.

(i)	If the Interest Period being prepaid does not extend for the entire remaining life of the credit, then the following rules will apply:

(1)	For any portion of the prepaid principal for which the scheduled payment date is after the end of such Interest Period, the prepayment fee for that portion shall be calculated based only on the period through the end of such Interest Period, as described below.

(2)	If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(ii)	The Prepayment Fee calculation is made separately for each Prepaid Installment. A “Prepaid Installment” is the amount of the prepaid principal that would have been due on a particular scheduled payment date (hereinafter referred to as the “Scheduled Payment Date”). However, as explained in the preceding paragraph, all amounts of the credit which would have been paid after the end of the Interest Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the applicable Interest Period.

(iii)	The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(1)	Calculate the monthly interest payments that would have accrued on the Prepaid Installment through the applicable Scheduled Payment Date, if the prepayment had not been made. The interest payments will be calculated using the Original Cost of Funds Rate.

(2)	Next, calculate the monthly interest income which could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(3)	Calculate the monthly differences of the amounts calculated in clause (1) above minus the amounts calculated in clause (2) above.

(4)	If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in clause (3) above, using the Reinvestment Rate. The result of the present value calculation is the prepayment fee for the Prepaid Installment.

(iv)	Finally, the prepayment fees for all of the Prepaid Installments are added together. The sum, if greater than zero (-0-), is the total prepayment fee due to the Bank.

(v)	The following definitions will apply to the calculation of the prepayment fee:

(1)	“Original Cost of Funds Rate” means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the Bank Funding Markets for the duration of the Interest Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal.

(2)	“Bank Funding Markets” means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole and absolute discretion.

(3)	“Reinvestment Rate” means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

(vi)	The Original Cost of Funds Rate and the Reinvestment Rate are the Bank’s estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate. These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

3.	FEES AND EXPENSES.

3.1	Fees.

(a)	Loan Fee. There shall be no upfront loan fee paid by the Borrower in connection with the Loan Facility.

(b)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at the Applicable Rate. This fee is due quarterly in arrears commencing on September 30, 2013, and continuing on the last day of each following quarter until the expiration of the availability period hereunder.

(c)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(d)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed two percent (2%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(e)	Letter of Credit Fees. All letter of credit fees are set forth and described in Sections 1.7(viii), (ix), and (x) of this Agreement.

3.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3	Reimbursement Costs.

The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable actual outside counsel fees.

4.	NO COLLATERAL; UNSECURED LOAN FACILITY.

The Loan Facility is unsecured; provided, however, at such time, if at all, as the Bank increases the maximum Funded Debt -to- EBITDA Ratio permitted under Section 8.4 of this Agreement in accordance with the requirements of said section, the Borrower hereby covenants and agrees to enter into an amendment to this Agreement to provide for reasonably appropriate representations, warranties, covenants, and defaults required by the Bank in connection with the obligations of the Borrower in connection with the Loan Facility being collateralized.

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim. Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(c)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(d)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (hereinafter referred to as the “Due Date”), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Date (hereinafter referred to as the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (hereinafter referred to as the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

5.2	Borrower’s Instructions.

(a)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (hereinafter each referred to as an “Authorized Individual”). Any Authorized Individual may also provide instructions to the Bank for the designation of optional interest rates and/or the issuance of letters of credit, if such features are provided under this Agreement. The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank. The Bank’s obligation to act on such instructions is subject to the terms, conditions and procedures stated elsewhere in this Agreement.

(b)	Except as specified elsewhere in this Agreement, in following instructions from an Authorized Individual for advances or repayments, the Bank shall require that any advances be deposited in and repayments be withdrawn from a deposit account owned by the Borrower and held at the Bank, said account to be opened and identified by the Borrower no later than August 26, 2013 (hereinafter referred to as the “Borrower’s Deposit Account”). The Bank may require additional written authorization from the Borrower before processing advances or repayments except as provided in this subparagraph.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual; provided that such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, Internet and intranet websites). This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit.

The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from the Borrower’s Deposit Account, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

5.4	Banking Days.

All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

5.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is four percent (4.0%) higher than the rate of interest otherwise provided under this Agreement until the default is cured and such cure is accepted by the Bank. This may result in compounding of interest. This will not constitute a waiver of any default.

5.7	Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

5.8	Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any “Change in Law” (as such term is hereinafter defined) which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank’s assets and commitments for credit.

For purposes of this Agreement, the defined term “Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive the following documents and other items, each in form and content acceptable to the Bank.

6.1	Authorizations.

Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.

A copy of the Borrower’s organizational documents.

6.3	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

6.4	Repayment of Other Credit Agreement.

Evidence that the Borrower’s existing revolving credit facility with PNC Bank, N.A. has been or will be repaid and cancelled on or before the date of this Agreement.

6.5	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

6.6	Legal Opinion.

A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

6.7	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.8	Conditions to Each Extension of Credit.

(a)	As of the date any advance is made by the Bank hereunder:

(i)	All of the representations and warranties of the Borrower set forth and contained in this Agreement (other than representations and warranties which expressly speak only of a different date and other than for changes permitted or contemplated by this Agreement) shall be true and correct in all material respects;

(ii)	No default or event, circumstance, or condition which, with the giving of notice, the passage of time or both, would constitute a default, shall have occurred and be continuing or would result from the making of the requested advance;

(iii)	No law or regulations shall prohibit, and no order, judgment or decree of any governmental authority shall, and no litigation shall be pending which, if adversely determined, in the reasonable judgment of the Bank, would, enjoin, prohibit, restrain, impose or result in the imposition of any material adverse condition upon the Bank from making the advance requested to be made on said date; and

(iv)	No “Material Adverse Change” (as such term is hereinafter defined) shall have occurred after the date hereof. For the purposes of this Loan Agreement, the defined term “Material Adverse Change” shall mean a material adverse change in the business condition (financial or otherwise), ability to perform the Borrower’s obligations under this Agreement, prospects, properties or operations of the Borrower.

Each submission by the Borrower to the Bank of a Notice of Borrowing with respect to any advance made hereunder and the acceptance by the Borrower of the proceeds of each such advance shall constitute a representation and warranty by the Borrower as of the date such advance is made that all the conditions contained in this Section 6.8 have been satisfied.

7.	REPRESENTATIONS AND WARRANTIES.

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties as of the date of this Agreement, except that the representations and warranties contained in Section 7.6(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.2 of this Agreement. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.

The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s corporate powers, have been duly authorized, and do not conflict with any of its organizational documents.

7.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6	Financial Information.

(a)	All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s financial condition, including all material contingent liabilities.

(b)	Since the date of the most recent financial statement provided to the Bank, there has been no Material Adverse Change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

7.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or, to the knowledge of the Borrower, threatened against the Borrower which, if adversely determined, could reasonably be expected to constitute a Material Adverse Change, except as have been disclosed in writing to the Bank.

7.8	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.9	Other Obligations.

The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.10	Tax Matters.

The Borrower has paid all federal, state and other material taxes, assessments, fees, and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, there is no pending assessments or adjustments of its income tax for any year which would constitute a Material Adverse Change, except as have been disclosed in writing to the Bank.

7.11	No Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.12	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.13	ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.14	Subsidiaries; Equity Interests.

The Borrower has no subsidiaries other than those specifically disclosed in Part (a) of Schedule 7.14 attached hereto and made a part hereof, and all of the outstanding ownership interests in such subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower in the amounts specified on Part (a) of said Schedule 7.14, free and clear of all liens and encumbrances. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of said Schedule 7.14. None of the Borrower’s subsidiaries is a “Material Subsidiary”. For the purposes of this Agreement, the defined term “Material Subsidiary” means any subsidiary which either (a) contributed at least five percent (5%) of EBITDA of the Borrower and its direct and indirect subsidiaries for the most recently ended four fiscal quarter period or (b) held at least five percent (5%) of the then current fair market value of the assets of the Borrower and its direct and indirect subsidiaries.

8.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds.

(a)	To use the proceeds of the Loan Facility only for the general corporate purposes of the Borrower, including, without limitation, working capital, acquisitions, standby and commercial letters of credit, and the payment of special dividends, all in accordance with the terms, conditions, and provisions of this Agreement.

(b)	The proceeds of the credit extended under this Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	No later than one hundred twenty (120) days after the Borrower’s fiscal year end, the annual financial statements of the Borrower and its subsidiaries. These financial statements must be audited (with an opinion satisfactory to the Bank) by the Borrower’s certified public accountant. The statements shall be prepared on a consolidated basis. The Borrower is a public company, consequently, the Bank hereby agrees that the Borrower’s Annual Report on Form 10-K will satisfy the Borrower’s obligations under this Section 8.2(a).

(b)	No later than sixty (60) days after each fiscal quarter of the Borrower (excluding the last fiscal quarter in each fiscal year), quarterly financial statements of the Borrower and its subsidiaries, in each case certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis. The Borrower is a public company, consequently, the Bank hereby agrees that the Borrower’s Quarterly Report on Form 10-Q will satisfy the Borrower’s obligations under this Section 8.2(b).

(c)	Promptly, upon request from the Bank, copies of any management letters sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	Draft annual financial projections and budgets specifying the assumptions used in creating the projections and budgets within thirty (30) days of the end of each fiscal year of the Borrower. The final projections and budgets shall be provided to the Bank upon approval by the Borrower’s Board of Directors but in no event later than one hundred twenty (120) days after the end of each fiscal year.

(e)	Together with the annual and quarterly financial statements to be delivered to the Bank pursuant to Sections 8.2(a) and (b) above, a compliance certificate of the Borrower in the form attached hereto as Exhibit “B”, signed by an authorized financial officer of the Borrower and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants set forth and contained in Sections 8.3, 8.4, and 8.5 of this Agreement, at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(f)	No later than sixty (60) days after each fiscal quarter of the Borrower (including the last fiscal quarter in each fiscal year), a current backlog report, in each case certified and dated by an authorized financial officer.

(g)	Promptly upon the Bank’s reasonable request, such other financial information as the Bank may reasonably request.

8.3	Tangible Net Worth.

To maintain on a consolidated basis a Tangible Net Worth equal to at least Twenty-Two Million Five Hundred Thousand and 00/100 ($22,500,000.00) Dollars.

For the purposes of this Agreement, the defined term “Tangible Net Worth” means the value of total assets (including (a) leaseholds and leasehold improvements, (b) reserves against assets, and (c) assets for sale or pre-qualification assets (engineering inventory), but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of the Borrower) less total liabilities, including, but not limited to, accrued and deferred income taxes, but excluding the non-current portion of “Subordinated Liabilities” (as such term is hereinafter defined).

For the purposes of this Agreement, the defined term “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole and absolute discretion.

8.4	Funded Debt -to- EBITDA Ratio.

Subject to the terms of the succeeding paragraph, to maintain on a consolidated basis a ratio of Funded Debt -to- EBITDA (a) at all times while EBITDA in said ratio exceeds $25,000,000.00, not exceeding 3.0:1.0, and (b) at all other times, not exceeding 2.5:1.0. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

Notwithstanding the above to the contrary, the Bank shall permit the foregoing financial covenant to be increased so that the Borrower shall be required to maintain on a consolidated basis a ratio of Funded Debt -to- EBITDA not exceeding 3.5:1.0, provided that the following conditions have been satisfied, in the sole and absolute discretion of the Bank: (i) no default shall have occurred and be outstanding hereunder; (ii) the Borrower shall have granted to the Bank as collateral security for the Borrower’s obligations, responsibilities, and liabilities hereunder and otherwise in connection with the Loan Facility a first priority security interest in and to all real and personal property owned by the Borrower (hereinafter referred to as the “Collateral”), subject to no prior liens or encumbrances; (iii) such security interest shall be evidenced by such documentation as may be required by the Bank, in its sole and absolute discretion, including, without limitation, a security agreement; and (iv) the Borrower shall provide the Bank with such additional documentation in connection with such grant as may be required by the Bank, in its sole and absolute discretion, including, without limitation, an opinion letter of counsel to the Borrower, lien and other searches against the Borrower and the Collateral in all appropriate jurisdictions, and resolutions of the Borrower authorizing the grant of such security interest.

For the purposes of this Agreement, the defined term “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt.

For the purposes of this Agreement, the defined term “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, plus depletion, plus amortization of intangibles (other than qualification units), plus amortization of qualification units, plus the following non-cash charges: (a) loss on engineering development (up to a maximum of $2,500,000.00 on a rolling four (4) quarters basis); (b) increase to environmental reserves; (c) stock award expense; and (d) stock option expense.

8.5	Interest Coverage Ratio.

To maintain on a consolidated basis an Interest Coverage Ratio of at least 3.0:1.0. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

For the purposes of this Agreement, the defined term “Interest Coverage Ratio” means the ratio of EBIT -to- cash interest expense.

For the purposes of this Agreement, the defined term “EBIT” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense.

8.6	Capital Expenditures.

Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets of the Borrower and its subsidiaries for more than $2,000,000.00 in any single fiscal year on a consolidated basis.

8.7	Dividends and Distributions.

Not to declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except:

(a)	Dividends payable in capital stock of the Borrower; or

(b)	Special dividends payable in the ordinary course of business; provided that (i) no default exists at the time of the making of such dividend and no default would result from the making of such dividend, (ii) after giving effect to the making of such dividend, at least $5,000,000.00 shall be available for borrowing under the Loan Facility and the Borrower shall be in compliance with all of the terms, conditions, and provisions of this Agreement with respect to the making of such advance, and (iii) the Borrower shall have demonstrated to the satisfaction of the Bank that, after giving effect to the payment of such dividend, on a pro forma basis, the Borrower is in pro forma compliance with the financial covenants set forth in Sections 8.3, 8.4, and 8.5 of this Agreement.

8.8	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as the principal depository bank of the Borrower and its Material Subsidiaries, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.9	Other Debts and Guaranties.

Not to have outstanding or incur (or to allow any of its subsidiaries to have outstanding or incur) any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank’s prior express written consent. This does not prohibit the following:

(a)	debt outstanding under the Loan Facility;

(b)	acquiring goods, supplies, or merchandise on normal trade credit;

(c)	endorsing negotiable instruments received in the usual course of business;

(d)	obtaining surety bonds in the usual course of business;

(e)	liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower’s most recent financial statements, including any extensions or renewals thereof provided that there is no increase on the principal amount thereof or other significant change in the terms thereof as a result of such extension or renewal;

(f)	purchase money debt, to the extent not otherwise prohibited elsewhere in this Agreement, which do not exceed a total principal amount of $1,000,000.00 outstanding at any one time;

(g)	debt, liabilities, and leases of an entity existing at the time such entity is acquired by or merged with or into or consolidated with the Borrower or its subsidiaries or is assumed in connection with the acquisition of assets from such entity (and not created in anticipation or contemplation thereof), in outstanding principal amounts with respect to debt or liabilities and annual lease payment amounts with respect to leases not to exceed $5,000,000.00 in the aggregate; provided that any such debt, liabilities, and leases which are redeemed, defeased, terminated, or otherwise repaid in full at the time, or immediately upon consummation, of the transaction shall not be considered debt, liabilities, and leases for purposes of this Section 8.09(g); and

(h)	(i) payments under operating lease obligations in any fiscal year of the Borrower and (ii) contingent liabilities incurred by the Borrower, in the case of clauses (i) and (ii), not to exceed $1,000,000.00 in the aggregate.

8.10	Other Liens.

Not to create, assume, or allow (or to allow any of its subsidiaries to create, assume, or allow) any security interest or lien (including judicial liens) on property the Borrower now or hereafter owns, except:

(a)	liens and security interests in favor of the Bank or any affiliate of the Bank;

(b)	liens for taxes not yet due;

(c)	liens outstanding on the date of this Agreement and disclosed in writing to the Bank;

(d)	purchase money security interests in assets, if the total principal amount of the debt secured by such liens does not exceed $1,000,000.00 outstanding at any one time; and

(e)	during the period commencing on the date hereof and continuing through October 31, 2013 only, a pledge and security interest granted by the Borrower in favor of PNC Bank, N.A. in either cash or a certificate of deposit owned by the Borrower, which security interest shall act as collateral security for the Borrower’s obligations under that certain irrevocable standby letter of credit no. 18111518-00-000 in the current stated amount of $201,977.43, having an original issuance date of May 26, 2009, as continued through August 27, 2013, and issued for the benefit of 35 Melanie Lane, L.L.C.

8.11	Maintenance of Assets.

Not to sell, assign, lease, transfer, or otherwise dispose of more than five percent (5%) of the Borrower’s or its subsidiaries’ respective businesses (whether in one transaction or a series of transactions) or more than five percent (5%) of the Borrower’s or its subsidiaries’ respective assets (whether in one transaction or a series of transactions), in either case, except for the following:

(a)	dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	dispositions of inventory in the ordinary course of business; and

(c)	dispositions of accounts receivable in connection with the collection or compromise thereof.

8.12	Investments.

Not to have (or permit any of its subsidiaries to have) any existing, or make (or permit any of its subsidiaries to make) any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing;

(b)	Investments by the Borrower in the Borrower’s current subsidiaries in an amount, when taken with amounts permitted under Section 8.13(b) below, not to exceed $1,000,000.00 in any subsidiary; and

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government; and

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.13	Loans.

Not to make (or permit any of its subsidiaries to make) any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	existing extensions of credit disclosed to the Bank in writing;

(b)	extensions of credit to the Borrower’s current subsidiaries in an amount, when taken with amounts permitted under Section 8.12(b) above), not to exceed $1,000,000.00 in any subsidiary; and

(c)	extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.14	Loans to Officers or Affiliates.

Not to make (or permit any of its subsidiaries to make) any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower’s executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities, except for advances to employees of the Borrower and its subsidiaries to meet expenses incurred by such employees in the ordinary course of business.

8.15	Additional Negative Covenants.

Not to, without the Bank’s prior express written consent:

(a)	merge, dissolve, liquidate, consolidate with or into another person or entity, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person or entity;

(b)	acquire or purchase a business or its assets unless (i) the business or assets to be acquired are in a substantially similar line of business as that of the Borrower and its subsidiaries as of the date hereof, (ii) no default exists at the time of the making of such acquisition and no default would result from the making of such acquisition, (iii) the Borrower shall have demonstrated to the satisfaction of the Bank that, after giving effect to such acquisition, on a pro forma basis, the Borrower is in pro forma compliance with the financial covenants set forth in Sections 8.3, 8.4, and 8.5 of this Agreement, and (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the Borrower and the target company; and

(c)	engage in any line of business substantially different from those lines of business conducted by the Borrower and its subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.16	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	any legal action filed by any governmental authority or any third party involving a claim or a series of claims over $500,000.00 against the Borrower or any subsidiary of the Borrower;

(b)	any event of default under this Agreement;

(c)	any Material Adverse Change; and

(d)	any change in the Borrower’s or any subsidiary’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any subsidiary has more than one place of business.

8.17	Insurance.

To maintain or cause to be maintained with financially sound and reputable insurers insurance in such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

8.18	Compliance with Laws.

To comply in all material respects with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.19	Books and Records.

To maintain adequate books and records in material compliance with applicable laws or regulatory requirements and in compliance with GAAP.

8.20	Audits.

To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records (a) provided that no default exists, at any reasonable time during normal business hours after the giving of reasonable prior notice (the cost of any such inspection to be borne by the Bank) and (b) if a default exists and has not been cured, at any time and without the requirement of prior advance notice (the cost of any such inspection to be borne by the Borrower). If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.21	Guarantors.

To notify the Bank at the time that any subsidiary of the Borrower becomes a Material Subsidiary, and promptly thereafter (and in any event within thirty (30) days), (a) with respect to a domestic subsidiary, cause such domestic subsidiary to become a guarantor of the Borrower’s obligations, liabilities, and responsibilities under this Agreement and in connection with the Loan Facility by executing and delivering to the Bank an agreement of guaranty in form and substance acceptable to the Bank, in its sole and absolute discretion, or (b) with respect to a foreign subsidiary, cause sixty-five percent (65%) of the ownership interests in and to such foreign subsidiary to be pledged to the Bank as collateral security for the Borrower’s obligations, liabilities, and responsibilities under this Agreement and in connection with the Loan Facility pursuant to a pledge of equity interests agreement, in form and substance acceptable to the Bank, in its sole and absolute discretion, to be executed and delivered to the Bank. In furtherance of the foregoing, the Borrower shall deliver (or cause to be delivered) to the Bank documents of the types referred to in Sections 6.1, 6.2, 6.5, and 6.6 of this Agreement, all in form, content, and scope acceptable to the Bank, in its sole and absolute discretion.

8.22	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a)	Materially amend or modify any of its corporate organizational documents;

(b)	change its fiscal year;

(c)	without providing ten (10) days prior written notice to the Bank (or such extended period of time as agreed to by the Bank), change its name, state of formation or form of organization; or

(d)	make any material change in accounting policies or reporting practices, except as required by GAAP.

8.23	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.	HAZARDOUS SUBSTANCES.

9.1	Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees. The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

9.2	Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that, to the Borrower’s knowledge, the Borrower is in material compliance with all current laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances applicable to the Borrower’s business.

9.3	Notices Regarding Hazardous Substances.

The Borrower will promptly notify the Bank in writing if any investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance results in a finding which would constitute a default hereunder or a Material Adverse Change.

9.4	Definition of Hazardous Substances.

“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.5	Continuing Obligation.

The Borrower’s obligations to the Bank under this Article 9, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement for a period of one (1) year.

10.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due and such failure continues for a period of five (5) consecutive calendar days; provided, however, if the Borrower fails to make any payment under this Agreement when due twice in any twelve (12) month period, then the failure to make any subsequent payment under this Agreement when due during the remaining term of the Loan Facility shall result in an immediate default hereunder without an opportunity to cure.

10.2	Cross-Default under other Agreements with the Bank.

Any default occurs and continues after any applicable grace and cure period under any other agreement the Borrower or any of the Borrower’s subsidiaries has with the Bank or any affiliate of the Bank which default results in the Bank or such affiliate accelerating the obligations thereunder.

10.3	Cross-Default under Agreements with other Creditors.

Any default occurs and continues after any applicable grace and cure period under any agreement for borrowed money in excess of $750,000.00 which the Borrower or any of the Borrower’s subsidiaries has with any creditor (other than the Bank) which default results in said creditor accelerating the obligations thereunder.

10.4	False Information.

The Borrower has given the Bank materially false or misleading information or representations.

10.5	Bankruptcy.

The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors. Any such default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of sixty (60) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

10.6	Receivers.

A receiver or similar official is appointed by a court of competent jurisdiction for a substantial portion of the Borrower’s business, or the business is terminated, or, if the Borrower is liquidated or dissolved.

10.7	Judgments.

Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $1,000,000.00 or more in excess of any insurance coverage.

10.8	Material Adverse Change.

A Material Adverse Change occurs, or is reasonably likely to occur.

10.9	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect:

(a)	A reportable event shall occur under Section 4043(c) of ERISA.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA.

10.10	Change of Control.

Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (hereinafter referred to as the “Equity Securities”); provided, however, that any existing shareholder currently holding, as of the date of this Agreement, more than twenty percent (20%) of the Equity Securities shall be permitted to acquire fifty percent (50%) or more of the Equity Securities, individually or together, without such acquisition being deemed to be a change of control hereunder.

10.11	Contract Programs.

The Borrower or any of its subsidiaries is disbarred from entering into any Federal or state contracts, and such disbarment continues for more than five (5) Banking Days without being cured by the Borrower or such subsidiary.

10.12	Breach of Financial Covenants.

The Borrower shall have breached any one or more of the financial covenants set forth in Sections 8.3, 8.4, or 8.5 of this Agreement.

10.13	Other Breach Under Agreement.

A default occurs under any other covenant of this Agreement not specifically referred to in any of the Sections set forth and contained in this Article 10 and such default continues uncured for a period of thirty (30) days after written notice thereof is given by the Bank to the Borrower; provided, however, that if such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that the Borrower shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the Borrower, in the exercise of due diligence, to cure such failure (but in any event not more than sixty (60) days total from receipt of such written notice).

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1	GAAP; Changes in GAAP.

(a)	Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

(b)	If at any time any change in generally accepted accounting principles (including the adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in generally accepted accounting principles; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with generally accepted accounting principles prior to such change therein and (ii) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in generally accepted accounting principles.

11.2	Governing Law.

This Agreement is governed by and shall be interpreted according to federal law and the laws of the State of New Jersey. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

11.3	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior express written consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. The Bank will use commercially reasonable efforts to provide written notice to the Borrower of any such sale of participations or assignments of the Loan Facility within thirty (30) days of the consummation thereof. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4	Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (hereinafter collectively referred to as a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (hereinafter referred to as the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (hereinafter referred to as the “AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)

The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000.00), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

11.5	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any note or other agreements executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding between the Bank and the Borrower, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

11.7	Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank or its affiliates against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower which come into the possession or custody or under the control of the Bank or its affiliates. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement.

11.8	One Agreement.

This Agreement:

(a)	represents the sum of the understandings and agreements between the Bank and the Borrower concerning the Loan Facility; and

(b)	replaces any prior oral or written agreements between the Bank and the Borrower concerning the Loan Facility; and

(c)	is intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them in connection with the Loan Facility.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.9	Indemnification.

The Borrower will defend, indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind owed to third parties relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit (except to the extent that said loss, liability, damage, judgment, or cost arose out of the Bank’s gross negligence or willful misconduct). This indemnity includes but is not limited to attorneys’ fees. This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable within ten (10) Banking Days after written demand from the Bank.

11.10	Notices.

Unless otherwise provided in this Agreement, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if telecopied, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.11	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.12	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

11.13	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

11.14	Limitation of Interest and Other Charges.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed and delivered, all as of the day and year first hereinabove written.

BORROWER:

ATTEST:		BREEZE-EASTERN CORPORATION, as the Borrower

By:
James D. Cashel		Mark D. Mishler
General Counsel and Secretary		Chief Financial Officer and Treasurer

Notice Addresses for the Borrower:

35 Melanie Lane
Whippany, New Jersey 07981
	Attn:	Mr. James D. Cashel
General Counsel and Secretary
Telecopy No.: (973) 739-9333

BANK:

BANK OF AMERICA, N.A., as the Bank

By:
David J. Bardwil
Senior Vice President

Notice Address:

750 Walnut Avenue
Cranford, New Jersey 07016
Attn:	Mr. David J. Bardwil
Senior Vice President
Telecopy No.: (212) 378-4913

With a copy to:

Reed Smith LLP
136 Main Street, Suite 250
Princeton, New Jersey 08540
Attn: Christopher J. Maurer, Esq.
Telecopy No.: (609) 951-0824

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read this notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN

REVOLVING CREDIT LOAN AGREEMENT

BY AND BETWEEN BREEZE-EASTERN CORPORATION, AS THE BORROWER,

AND BANK OF AMERICA, N.A., AS THE BANK, DATED AUGUST     , 2013

Form of Notice of Borrowing

To: Bank of America, National Association (hereinafter referred to as the “Bank”) in its capacity as the Bank under that certain Revolving Credit Loan Agreement dated August     , 2013 (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Loan Agreement”) entered into by and between Breeze-Eastern Corporation, a Delaware corporation, as the borrower (hereinafter referred to as the “Borrower”) and the Bank. Defined terms used but not expressly defined herein shall have the same meanings when used herein as set forth in the Loan Agreement.

Pursuant to Section 1.2(b) of the Loan Agreement, this Notice of Borrowing (hereinafter referred to as the “Notice”) represents the request of the Borrower to borrow on                     , 201     (hereinafter referred to as the “Borrowing Date”) from the Bank in the principal amount of $         as an advance under the Loan Facility under the [LIBOR Daily Floating Rate Option][LIBOR Fixed Rate Option, with an initial Interest Period of                      month(s)]. Proceeds of such advance shall be deposited on the Borrowing Date into Account No.         maintained with the Bank, in immediately available funds.

The undersigned Borrower hereby certify that (i) the representations and warranties of the undersigned Borrower set forth and contained in the Loan Agreement and in any other loan document (except (a) representations and warranties which expressly speak only as of a different date and (b) representations and warranties that are subject to change as permitted or contemplated by the Loan Documents) are true and correct in all material respects as of the Borrowing Date and (ii) no default and no event which, with the giving of notice, the passage of time, or both, would become a default has occurred and is continuing under the Loan Agreement or any other loan document or will result from this proposed borrowing.

The undersigned Borrower hereby represent, warrant, and agree that the proceeds of the Loan Facility requested by this Notice to be advanced shall be used for the purposes permitted under the Loan Agreement.

Dated:             , 20

By:
Name:
Title:

EXHIBIT “B”

ATTACHED TO AND MADE A PART OF THAT CERTAIN

REVOLVING CREDIT LOAN AGREEMENT

BY AND BETWEEN BREEZE-EASTERN CORPORATION, AS THE BORROWER,

AND BANK OF AMERICA, N.A., AS THE BANK, DATED AUGUST     , 2013

Form of Compliance Certificate

Financial Statement Date:             , 20

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Loan Agreement dated as of August     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Breeze-Eastern Corporation, a Delaware corporation (hereinafter referred to as the “Borrower”), and Bank of America, N.A., as lender (hereinafter referred to as the “Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower in accordance with statutory requirements as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,     .

BREEZE-EASTERN CORPORATION

By:

Name:

Title:

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

(Attach calculations of Financial Covenants)

INTEREST COVERAGE RATIO EXHIBIT

Interest Coverage Ratio

(on a consolidated basis)

		Prior Year Interim (1)	Prior Full Fiscal Year (2)	Current Year Interim (3)		Total Columns (2) + (3) – (1)
1.	EBIT (calculated on a rolling 4 quarter basis):
Net Income

–	income from discontinued operations and extraordinary items

+	loss from discontinued operations and extraordinary items

+	income taxes

+	interest expense

	(A) = EBIT				1(A)=

2.	Cash Interest Expense (calculated on a rolling 4 quarter basis)				2(A)=

Interest Coverage Ratio = 1(A) ÷ 2(A)

Minimum Required Interest Coverage Ratio is:						3.0:1.0

FUNDED DEBT TO EBITDA RATIO EXHIBIT

Funded Debt to EBITDA Ratio

(on a consolidated basis)

		Prior Year Interim (1)	Prior Full Fiscal Year (2)	Current Year Interim (3)		Total Columns (2) + (3) – (1)
1.	Funded Debt:
All outstanding liabilities for borrowed money

+	other interest-bearing liabilities, including current and long-term debt

	(A) = Funded Debt				1(A) =

2.	EBITDA (calculated on a rolling 4 quarter basis)
Net Income

–	income from discontinued operations and extraordinary items

+	loss from discontinued operations and extraordinary items

+	loss on engineering development (up to a maximum of $2,500,000 on a rolling 4 quarter basis)

+	increase to environmental reserves

+	stock award expense

+	stock option expense

+	income taxes

+	interest expense

+	depreciation

+	depletion
+	amortization of intangibles other than Qualification Units

+	amortization of Qualification Units

	(A) = EBITDA				2(A) =

Funded Debt to EBITDA Ratio = 1(A) ÷ 2(A)

Maximum Allowed Funded Debt to EBITDA Ratio if LTM EBITDA ≤ $25,000,000 is:						2.50:1.0

Maximum Allowed Funded Debt to EBITDA Ratio if LTM EBITDA > $25,000,000 is:						3.00:1.0

TANGIBLE NET WORTH EXHIBIT

Tangible Net Worth

(on a consolidated basis)

Period ending

1.	Tangible Assets:
Total Assets

–	Sum of Intangible assets as defined below*

	(A) = Tangible Assets	1(A)=

2.	Total Liabilities:

Current Liabilities
+	long term liabilities (including, but not limited to accrued and deferred income taxes,

–	Non-current portion of liabilities subordinated to Borrower’s obligations to Bank

	(A) = Total Liabilities	2(A)=

Tangible Net Worth = 1(A) - 2(A)

Minimum Required Tangible Net Worth is:			$22,500,000

*	Intangible Assets =

Goodwill

+	patents
+	trademarks
+	trade names
+	organization expense
+	unamortized debt discount and expense
+	capitalized or deferred research costs (including Qualification units but excluding pre-qualification assets or assets to be sold)
+	deferred marketing expenses
+	other like intangibles
+	due from affiliates
+	due from officers
+	due from directors
+	due from employees
+	due from shareholders
+	due from members or managers

SCHEDULE 7.14

ATTACHED TO AND MADE A PART OF THAT CERTAIN

REVOLVING CREDIT LOAN AGREEMENT

BY AND BETWEEN BREEZE-EASTERN CORPORATION, AS THE BORROWER,

AND BANK OF AMERICA, N.A., AS THE BANK, DATED AUGUST     , 2013

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries.

TTERUSA, Inc., a New Jersey corporation

TT Connecticut Corporation, a Connecticut corporation

Rancho TransTechnology Corporation, a California corporation

Retainers, Inc. a New Jersey corporation

SSP Industries, a California corporation

TransTechnology International Corporation, a Delaware corporation

TransTechnology Germany GmbH, a German business entity

Part (b). Other Equity Investments.

None.